Exhibit 99.1
ReynoldsAmerican
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact	Investor Relations:	Media:	RAI 2007-05
	Morris Moore	Seth Moskowitz
	(336) 741-3116	(336) 741-7698
RAI CEO:
‘Building on Success’
Full Year 2006 Reported EPS up 16%; Adjusted EPS up 4%
RAI Issues 2007 Forecast
WINSTON-SALEM, N.C. – Feb. 8, 2007 –

At a Glance
•	2006 reported EPS up 16 percent at $4.10
o	Includes a $90 million pre-tax trademark impairment charge in Q4
•	2006 adjusted EPS up 4 percent at $4.06

•	Building on Success in 2006:
o	Total shareholder return of 43 percent

o	Dividend up 20 percent

o	Profits up at all operating companies

o	Conwood acquisition strengthens business; benefits bottom line

o	Growth brands drive market share

o	R.J. Reynolds on track for long-term growth
•	2007 GAAP EPS forecast of $4.25 to $4.45
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 3 and 4 of this release, which reconcile reported to adjusted results for the fourth-quarter and full-year periods.
-more-

Reynolds American Inc. (NYSE: RAI) today announced full-year 2006 profit gains on both a reported and adjusted basis, with strong performances by all of its operating companies. As expected, fourth-quarter adjusted EPS was down from the prior-year quarter, due to quarterly volume and promotional fluctuations. Full-year 2006 adjusted EPS of $4.06 was 3.8 percent higher than the prior year from pricing and cost reductions, partially offset by lower volumes. For full-year 2007, RAI forecasts it will deliver reported EPS of $4.25 to $4.45.
Fourth Quarter and Full Year 2006 Financial Results – Highlights
(unaudited)
(all dollars in millions, except per share amounts;
for reconciliations, including GAAP to non-GAAP, see schedules 3 and 4)

	For the Three Months				For the Full Year
	Ending Dec. 31				Ending Dec. 31
			%				%
	2006	2005	Change		2006	2005	Change
Net sales	$2,069	$2,047	1.1%		$8,510	$8,256	3.1%

Operating income
Reported (GAAP)	$324	$218	48.6%		$1,930	$1,459	32.3%
Adjusted (Non-GAAP)	425	438	<3.0>	%	2,057	1,846	11.4%

Net income
Reported (GAAP)	$180	$297	<39.4>	%	$1,210	$1,042	16.1%
Adjusted (Non-GAAP)	239	302	<20.9>	%	1,198	1,154	3.8%

Net income per diluted share
Reported (GAAP)	$0.61	$1.01	<39.6>	%	$4.10	$3.53	16.1%
Adjusted (Non-GAAP)	0.81	1.02	<20.6>	%	4.06	3.91	3.8%
MANAGEMENT’S PERSPECTIVE
Overview
“Reynolds American continued to build on its momentum in 2006, with all of our operating companies posting full-year profit gains,” said Susan M. Ivey, RAI’s chairman and chief executive officer. “Our companies’ key brands performed extremely well. And our acquisition of Conwood, the nation’s second-largest smokeless-tobacco company, significantly broadened our business and diversified our profit stream.
“Conwood is a powerful addition to the Reynolds American family,” Ivey said. “Its performance has exceeded our expectations, and the acquisition added to earnings in its first seven months.

“Our largest subsidiary, R.J. Reynolds, continued to post strong growth-brand gains and remains on track to achieve overall share growth by the end of 2010,” she continued. “In 2006, Santa Fe Natural Tobacco Company again increased profit and share, and our Global Products subsidiary further strengthened its international businesses.”
In addition, she said, in 2006:
•	Reynolds American provided shareholders with a 43 percent return on their investment;

•	RAI split its stock two-for-one and increased its cash dividend by 20 percent; and

•	The company delivered about $300 million in incremental merger-related synergies and productivity initiatives.
RAI’s reported earnings for the fourth-quarter included a non-cash charge of $90 million associated with a decrease in the trademark values of some of R.J. Reynolds’ non-growth brands. Excluding that non-cash charge, Reynolds American’s 2006 reported EPS of $4.10 would have been $4.29 – near the top of the $4.20 to $4.30 EPS range RAI provided in its Oct. 25 forecast.
“Across all dimensions,” Ivey said, “2006 was a year in which Reynolds American continued building on success and fortifying its foundation for growth.”
R.J. Reynolds
“R.J. Reynolds posted significant achievements in 2006,” said Daniel M. Delen, who joined the company as R.J. Reynolds’ president on Jan. 1, 2007. “We continued to enhance our overall performance, and we further refined our marketing strategies to fuel additional gains on Camel, Kool and Pall Mall.” On a combined basis, these three brands commanded 12.41 percent of the market in 2006 – up 1.09 share points from the prior year.
“That’s a tremendous accomplishment,” said Delen, adding that it helped R.J. Reynolds continue to slow its overall share decline. The company’s 2006 decline was 0.50 market-share points, compared with 0.84 points in 2005 and 1.27 points in 2004. “This steady progress puts us on track to begin overall share growth by the end of 2010.”
Delen noted that Camel was the cigarette industry’s fastest-growing brand in 2006. More than half of the brand’s full-year gain of 0.68 share points came from the company’s increased focus on the performance of Camel’s menthol brand-styles. This focus, which included the introduction of Camel Wides Menthol, has strengthened the brand’s position in the important and growing menthol category.
In addition, Delen pointed to the company’s mid-year expansion of the Camel trademark to a new smokeless and “spitless” tobacco product called Camel Snus as one of the many ways that the Camel brand continues to build on its long heritage of innovation. He said he was pleased with the Camel Snus test market, which is providing valuable learning that will enhance the product’s potential.

“This year, Camel will continue to provide innovative entries that satisfy unmet consumer desires,” Delen said. “A good example is this month’s launch of Camel No. 9, which we developed with feedback from adult female smokers. Camel No. 9’s regular and menthol styles each offer a ‘light and luscious’ blend in a distinctive pack.”
Turning to Kool, Delen said a highlight of 2006 was the introduction of a wide-gauge cigarette called Kool XL. “Because it is ‘smoother’ and ‘wider,’” he said, “Kool XL provides a tangible point of difference from competing brands. And moving forward in 2007, Kool will continue to deliver consumer-relevant brand differentiation.”
Delen noted that Pall Mall’s demonstrated ability to grow market share with limited support prompted R.J. Reynolds to reclassify Pall Mall as a “growth brand.” Like Camel and Kool, Pall Mall’s growth comes primarily from competitive brands, so this move will complement the company’s efforts to build market share and profits.
R.J. Reynolds’ brand-portfolio strategy includes three brand categories, which are now named: growth, support and non-support. Each of these categories plays a specific role in returning the company to overall share growth.
R.J. Reynolds’ total retail cigarette market-share for 2006 was 29.78 percent, down 0.50 points from the prior year. The company’s premium-to-value-brand mix improved 1.1 percentage points to 61.5 percent for the full year.
The company’s full-year adjusted operating income was up 2.1 percent at $1.74 billion. As the company had projected, fourth-quarter operating results were down considerably (18.2 percent) from the prior-year quarter. That decline was primarily driven by the timing of promotional expenses and by lower shipment volume, as trade-inventory imbalances from earlier in the year were brought back in line.
“R.J. Reynolds had a great year in 2006,” Delen said, “and we have solid plans to continue that growth in 2007 and beyond.”
Conwood
Conwood’s performance in 2006 further solidified the company’s position as the smokeless-tobacco growth leader, with the company delivering strong gains in volume, market share and profits.
In 2006, one of every four cans of moist snuff sold in the United States was manufactured by Conwood. The company’s full-year share of moist-snuff shipments was 25.15 percent, up 2.48 points from the prior-year period.
That performance was largely driven by an exceptional 3.42 point market-share gain by Grizzly, the nation’s leading moist-snuff value brand. “Grizzly is a great brand that is increasingly popular and profitable,” said William M. Rosson, Conwood’s president and chief executive officer. “In the five years since it was introduced, it’s captured 20 percent of the moist-snuff market.”
Conwood’s 2006 achievements in the moist-snuff category also included stabilizing the share of Kodiak, the company’s leading premium brand. Like competitive premium brands, Kodiak’s performance had been soft, as the demand for value brands increased.

Reynolds American acquired Conwood on May 31, 2006, so RAI’s full-year reported results include Conwood for only seven months. Conwood’s contribution exceeded RAI’s expectations and was accretive to RAI’s bottom line.
To better quantify Conwood’s continued growth, Reynolds American uses adjusted pro-forma results, as if Conwood had been owned by RAI since the beginning of 2005. On this adjusted pro-forma basis, Conwood increased both its profits and its margins in the fourth quarter and for the full year.
Conwood’s adjusted pro-forma operating income for the fourth quarter was up 20.0 percent to $72 million. Full-year adjusted pro-forma operating income of $284 million was up 16.4 percent from 2005. Conwood’s adjusted full-year margins of 57.9 percent were up 1.6 percentage points from the prior year.
In addition to its strong marketplace and financial performance in 2006, Conwood made significant progress in integrating its sales, marketing and distribution functions with those of RAI’s Lane subsidiary. Effective Jan. 1, 2007, Conwood has handled the sales, distribution and marketing of Lane’s products, except for Dunhill and State Express 555 cigarettes, which have moved to R.J. Reynolds.
“We’re working hard to continue building our momentum,” said Rosson. “We delivered excellent results in 2006, and 2007 should shape up as another very strong year.”
2007 FULL YEAR FORECAST
“Based on the increased strength of Reynolds American, we now expect to deliver mid-single-digit EPS percentage growth for the next several years, with a forecast of $4.25 to $4.45 in 2007,” said Dianne M. Neal, RAI’s chief financial officer.
“This increase from last year’s projection of low-single-digit gains reflects our continued focus on key growth drivers, the increasing strength of our companies’ brands, and the addition of Conwood’s climbing profits. We have also raised the five-year productivity goal we announced in 2006. Including the savings we captured in 2006, we now expect to deliver approximately $500 million in productivity savings by the end of 2011, with $75-to-$100 million of that in 2007.”
“Since we announced the B&W/RJR merger in late 2003, our stock price has tripled, we’ve raised our dividend 60 percent and we’ve provided an annual average shareholder return of about 40 percent,” Neal said. “It’s clear that we’re making tremendous progress enhancing shareholder value and building an organization that can generate sustainable earnings growth for the long term.”

CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss fourth-quarter and full-year 2006 results at 9:30 a.m. Eastern Time on Thursday, Feb. 8, 2007. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for 30 days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.
RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RAI’s future performance and financial results inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
These risks and uncertainties include:
•	the substantial and increasing regulation and taxation of tobacco products;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the substantial payment obligations and limitations on the advertising and marketing of cigarettes under the MSA and other state settlement agreements;

•	the continuing decline in volume in the domestic cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the failure to realize the anticipated benefits arising from the Conwood acquisition;

•	the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales;

•	the cost of tobacco leaf and other raw materials and other commodities used in products, including future market pricing of tobacco leaf, which could adversely impact inventory valuations;

•	the effect of market conditions on foreign currency exchange-rate risk, interest-rate risk and the return on corporate cash;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the rating of RAI’s securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•	any adverse effects from the transition of the packaging operations formerly conducted by RJR Packaging, LLC, a wholly owned subsidiary of RJR Tobacco, to the buyers of RJR Packaging, LLC’s businesses; and

•	the potential existence of significant deficiencies or material weaknesses in internal control over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.
Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood Company, LLC; Santa Fe Natural Tobacco Company, Inc; and R.J. Reynolds Global Products, Inc.
•	R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. brands: Camel, Kool, Winston, Salem and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

•	R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
(financial and volume tables follow)

Schedule 1
REYNOLDS AMERICAN INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME-GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales, external	$1,954	$1,952	$8,010	$7,779
Net sales, related party	115	95	500	477

Net sales	2,069	2,047	8,510	8,256
Cost of products sold	1,160	1,183	4,803	4,919
Selling, general and administrative expenses	487	436	1,658	1,611
Amortization expense	7	8	28	41
(Gain) loss on sale of assets	—	(1)	—	24
Restructuring charges	1	3	1	2
Goodwill and trademark impairment charges	90	200	90	200

Operating income	324	218	1,930	1,459
Interest and debt expense	91	32	270	113
Interest income	(43)	(32)	(136)	(85)
Other (income) expense, net	(7)	1	(13)	15

Income from continuing operations before income taxes	283	217	1,809	1,416
Provision for (benefit from) income taxes	103	(23)	673	431

Income from continuing operations	180	240	1,136	985
Gain on sale of discontinued businesses, net of income taxes (1)	—	2	—	2

Income before extraordinary item	180	242	1,136	987
Extraordinary item — gain on acquisition (2)	—	55	74	55

Net income	$180	$297	$1,210	$1,042

Basic income per share:
Income from continuing operations	$0.61	$0.81	$3.85	$3.34
Gain on sale of discontinued businesses (1)	—	0.01	—	0.01
Extraordinary item (2)	—	0.19	0.25	0.18

Net income	$0.61	$1.01	$4.10	$3.53

Diluted income per share:
Income from continuing operations	$0.61	$0.81	$3.85	$3.34
Gain on sale of discontinued businesses (1)	—	0.01	—	0.01
Extraordinary item (2)	—	0.19	0.25	0.18

Net income	$0.61	$1.01	$4.10	$3.53

Basic weighted average shares, in thousands	295,093	294,836	295,033	294,790

Diluted weighted average shares, in thousands	295,470	295,201	295,384	295,172

Segment data:
Net sales:
RJR Tobacco	$1,813	$1,917	$7,675	$7,695
Conwood	127	—	291	—
All Other	129	130	544	561

	$2,069	$2,047	$8,510	$8,256

Operating income:
RJR Tobacco	$233	$183	$1,626	$1,346
Conwood	63	—	160	—
All Other	50	41	194	144
Corporate Expense	(22)	(6)	(50)	(31)

	$324	$218	$1,930	$1,459

(1)	The 1999 gain on the sale of the international tobacco business was adjusted as a result of a favorable resolution of prior-years’ tax matters.

(2)	Includes adjustments to the 2000 extraordinary gain on acquisition, resulting from favorable resolution of prior-years’ tax matters.

Schedule 2
REYNOLDS AMERICAN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)
The $3.5 billion cost of the acquisition of Conwood has been allocated on the basis of the fair value of assets acquired and liabilities assumed as of the acquisition date. The excess cost over the net fair value of assets acquired and liabilities assumed was recognized in goodwill.

	December 31,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$1,433	$1,333
Short-term investments	1,293	1,373
Other current assets	2,209	2,359
Trademarks, net	3,479	2,188
Goodwill	8,175	5,672
Other noncurrent assets	1,589	1,594

	$18,178	$14,519

Liabilities and shareholders’ equity
Tobacco settlement and related accruals	$2,237	$2,254
Current maturities of long-term debt	344	190
Accrued liabilities and other current liabilities	1,511	1,705
Long-term debt (less current maturities)	4,389	1,558
Long-term deferred income taxes	1,167	639
Long-term retirement benefits	1,227	1,374
Other noncurrent liabilities	260	246
Shareholders’ equity	7,043	6,553

	$18,178	$14,519

Schedule 3
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Results
GAAP results include the acquired operations of Conwood since May 31, 2006.
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended December 31,
	2006			2005
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$324	$180	$0.61	$218	$297	$1.01
The GAAP results include the following expense (income):
Phase II growers’ trust related expenses	—	—	—	(1)	(1)	—
Merger/integration costs	10	6	0.02	19	12	0.04
(Gain) loss on sale of assets	—	—	—	(1)	(1)	—
Restructuring charges	1	1	—	3	2	0.01
Goodwill and trademark impairment charges	90	56	0.19	200	128	0.43
Favorable resolution of tax matters	—	(4)	(0.01)	—	(78)	(0.27)
Gain on sale of discontinued operations	—	—	—	—	(2)	(0.01)
Extraordinary gain on acquisition	—	—	—	—	(55)	(0.19)

Total adjustments	101	59	0.20	220	5	0.01

Adjusted results	$425	$239	$0.81	$438	$302	$1.02

	Twelve Months Ended December 31,
	2006			2005
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$1,930	$1,210	$4.10	$1,459	$1,042	$3.53
The GAAP results include the following expense (income):
Federal tobacco buyout assessment	(9)	(6)	(0.02)	81	51	0.17
Phase II growers’ trust offset	—	—	—	(79)	(49)	(0.17)
Phase II growers’ trust related expenses	—	—	—	52	33	0.11
Merger/integration costs	45	28	0.10	107	68	0.23
Loss on sale of assets	—	—	—	24	15	0.05
Restructuring charges	1	1	—	2	1	—
Goodwill and trademark impairment charges	90	56	0.19	200	128	0.44
Favorable resolution of tax matters	—	(17)	(0.06)	—	(78)	(0.26)
Gain on sale of discontinued operations	—	—	—	—	(2)	(0.01)
Extraordinary gain on acquisition	—	(74)	(0.25)	—	(55)	(0.18)

Total adjustments	127	(12)	(0.04)	387	112	0.38

Adjusted results	$2,057	$1,198	4.06	$1,846	$1,154	$3.91

Schedule 4
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Proforma Adjusted Operating Income by Segment
R.J. Reynolds is the second largest cigarette manufacturer in the United States and manages a contract manufacturing business. Conwood is the second largest smokeless tobacco products manufacturer in the United States.
Conwood’s GAAP operating income includes the operations acquired by RAI since May 31, 2006. GAAP proforma adjustments reflect the impact of fair values of acquired assets and liabilities assumed as if the acquisition had been completed on each of January 1, 2005 and January 1, 2006.
Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended December 31,
	2006		2005
	R.J. Reynolds	Conwood	R.J. Reynolds	Conwood
GAAP operating income	$233	$63	$183	$—
The GAAP results include the following expense (income):
Phase II growers’ trust related expenses	—	—	(1)	—
Merger/integration costs	5	7	19	—
Restructuring charges	1	—	3	—
Goodwill and trademark impairment charges	90	—	198	—

Total adjustments	96	7	219	—

Adjusted operating income	$329	70	$402	—

Conwood pre-acquisition GAAP operating income		—		59
Proforma adjustments		2		1

Proforma adjusted operating income		$72		$60

	Twelve Months Ended December 31,
	2006		2005
	R.J. Reynolds	Conwood	R.J. Reynolds	Conwood
GAAP operating income	$1,626	$160	$1,346	$—
The GAAP results include the following expense (income):
Federal tobacco buyout assessment	(9)	—	79	—
Phase II growers’ trust offset	—	—	(79)	—
Phase II growers’ trust related expenses	—	—	52	—
Merger/integration costs	33	10	107	—
Restructuring charges	1	—	2	—
Goodwill and trademark impairment charges	90	—	198	—

Total adjustments	115	10	359	—

Adjusted operating results	$1,741	170	$1,705	—

Conwood pre-acquisition GAAP operating income		113		247
Proforma adjustments		1		(3)

Proforma adjusted operating income		$284		$244

Schedule 5
REYNOLDS AMERICAN INC. / INDUSTRY VOLUMES
(Volume in Billion Units)

	Three Months Ended Dec 31,		Change		Twelve Months Ended Dec 31,		Change
	2006	2005	UNITS	%	2006	2005	UNITS	%
CAMEL (Filter Styles)	5.8	5.7	0.0	0.8%	23.5	22.0	1.4	6.5%
KOOL	2.9	3.0	-0.1	-4.0%	11.7	11.8	0.0	-0.4%
PALL MALL	1.5	1.5	0.1	4.5%	6.4	5.8	0.6	10.5%

TOTAL GROWTH BRANDS	10.2	10.2	0.0	-0.1%	41.6	39.6	2.0	5.1%

TOTAL SUPPORT BRANDS	10.7	11.3	-0.6	-5.5%	44.1	46.6	-2.6	-5.5%

TOTAL NON-SUPPORT BRANDS	4.3	5.0	-0.8	-15.0%	18.0	21.1	-3.1	-14.6%

TOTAL RJRT DOMESTIC	25.2	26.6	-1.4	-5.2%	103.7	107.4	-3.6	-3.4%
OTHER RAI COMPANIES	0.6	0.6	0.0	-0.1%	2.5	2.4	0.1	4.3%
TOTAL RAI	25.8	27.2	-1.4	-5.1%	106.2	109.8	-3.5	-3.2%

TOTAL RJRT	25.2	26.6	-1.4	-5.2%	103.7	107.4	-3.6	-3.4%
TOTAL PREMIUM	15.6	16.2	-0.6	-3.9%	63.8	64.8	-1.1	-1.6%
TOTAL VALUE	9.7	10.4	-0.7	-7.2%	40.0	42.6	-2.6	-6.1%
PREMIUM/TOTAL MIX	61.6%	60.8%	0.8%		61.5%	60.4%	1.1%

INDUSTRY	92.0	94.6	-2.6	-2.7%	372.5	381.7	-9.2	-2.4%
PREMIUM	66.6	66.7	-0.2	-0.3%	270.0	271.4	-1.3	-0.5%
VALUE	25.4	27.8	-2.4	-8.7%	102.5	110.4	-7.9	-7.2%
PREMIUM/TOTAL MIX	72.4%	70.6%	1.8%		72.5%	71.1%	1.4%

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Industry data ased on information from Management Science Associates, Inc.

R.J. Reynolds’ support brands include Winston, Salem, Doral, Capri and Misty

Other RAI Companies include U.S. volume for Lane Limited and Santa Fe Natural Tobacco Co., as well as volume for Puerto Rico and other U.S. territories.

Schedule 6
R.J.REYNOLDS — RETAIL SHARE OF MARKET

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	Change	2006	2005	Change
CAMEL (Filter Styles)	7.55%	7.14%	0.41	7.42%	6.74%	0.68
KOOL	3.20%	3.12%	0.08	3.13%	3.01%	0.13
PALL MALL	1.89%	1.68%	0.21	1.86%	1.58%	0.28

TOTAL GROWTH BRANDS	12.63%	11.93%	0.70	12.41%	11.33%	1.09

TOTAL SUPPORT BRANDS	12.00%	12.50%	(0.50)	12.12%	12.82%	(0.70)

TOTAL NON-SUPPORT BRANDS	4.89%	6.05%	(1.15)	5.25%	6.14%	(0.89)

TOTAL RJRT DOMESTIC	29.53%	30.48%	(0.95)	29.78%	30.28%	(0.50)

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Retail shares of market are as reported by Information Resources Inc.

R.J. Reynolds’ support brands include Winston, Salem, Doral, Capri and Misty

Schedule 7
CONWOOD VOLUMES AND SHARE OF MARKET
(Volume in Millions of Cans)

UNIT VOLUME	Three Months Ended December 31,		Change		Twelve Months Ended December 31,		Change
	2006	2005	Units	%	2006	2005	Units	%
KODIAK	14.1	14.3	(0.2)	-1.4%	56.7	59.8	(3.1)	-5.2%
Other premium	0.9	0.9	(0.1)	-5.7%	3.5	3.7	(0.1)	-3.9%
Total premium	14.9	15.2	(0.2)	-1.6%	60.2	63.4	(3.2)	-5.1%

GRIZZLY	54.9	42.7	12.2	28.5%	202.1	156.5	45.6	29.1%
Other price-value	0.7	0.9	(0.2)	-20.3%	3.1	4.1	(1.0)	-25.3%
Total price-value	55.6	43.6	12.0	27.6%	205.2	160.6	44.6	27.7%
Total moist snuff cans	70.5	58.8	11.8	20.0%	265.4	224.1	41.3	18.4%

Volumes reported include pre-acquisition amounts.

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

MARKET SHARE	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	Change	2006	2005	Change
Kodiak	4.99%	5.64%	(0.65)	5.09%	5.83%	(0.74)
Total premium	5.32%	6.03%	(0.71)	5.42%	6.22%	(0.80)

Grizzly	20.81%	17.77%	3.04	19.45%	16.03%	3.42
Total price-value	21.05%	18.12%	2.94	19.73%	16.44%	3.29

Total company	26.37%	24.14%	2.23	25.15%	22.67%	2.48

Share data for total moist snuff based on distributor reported data processed by Management Science Associates, Inc.